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EXHIBIT 5



March 28, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Gentlemen:

Reference is made to the Post Effective Amendment No. 1 to Registration Statement on Form S-8 to be filed by MCI Communications Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission relating to 10,350,000 shares of Common Stock, par value $.10 per share, of the Company.

I have examined all such records of the Company and all such agreements, certificates of public officials and such other documents as I have deemed relevant and necessary as a basis for the opinions hereinafter expressed. Based on such examination, I am of the opinion that the shares of Common Stock of the Company to be issued pursuant to the MCI Communications Corporation 1990 Employee Stock Purchase Plan will be, when issued in compliance with such plan, legally issued, fully-paid and non-assessable.

I am Executive Vice President and General Counsel of the Company. As of December 31, 1995, I owned 20,000 shares of Common Stock of the Company.

I hereby consent to the use of this opinion as an Exhibit to the above-mentioned Post Effective Amendment No. 1 to Registration Statement.

Very truly yours,


Michael H. Salsbury
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Michael H. Salsbury